Exhibit 5.1

John J. DiRocco, Jr. Vice President, Assistant General Counsel and Corporate Secretary SunCoke Energy, Inc. 1011 Warrenville Road Suite 600 Lisle, IL 60532 630.824.1785 Direct jjdirocco@suncoke.com

June 21, 2022

SUNCOKE ENERGY, INC.

1011 Warrenville Road

Suite 600

Lisle, Illinois 60532

Re:	Registration on SEC Form S-8, of SunCoke Energy, Inc. Common Stock for issuance under the SunCoke Energy, Inc. Omnibus Long-Term Incentive Plan

Ladies and Gentlemen:

I am the Vice President, Assistant General Counsel and Corporate Secretary of SunCoke Energy, Inc. (the “Registrant”), a Delaware corporation. This opinion is being delivered in connection with the registration statement on Form S-8 (the “Registration Statement”), being filed today with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to an additional 2,700,000 shares of the Registrant’s common stock (the “Shares”), par value $0.01 per share (“Common Stock”), issuable pursuant to the SunCoke Energy, Inc. Omnibus Long-Term Incentive Plan (the “Omnibus Plan”). This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. Capitalized terms used, but not otherwise defined, herein have the meanings ascribed to them in the Registration Statement.

In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of: (i) the relevant minutes of the corporate proceedings of the Registrant and the resolutions adopted by the Registrant’s Board of Directors in connection with the authorization of the Omnibus Plan, the issuance of Shares of Common Stock under the Omnibus Plan and related matters; (ii) the Registration Statement; and (iii) the written document constituting the Omnibus Plan.

I also have made such examination of law and examined originals, or copies certified or otherwise authenticated to my satisfaction, of all such other corporate records, instruments, certificates of public officials and/or bodies, certificates of officers and representatives of the Registrant, and such other documents, and discussed with officers and representatives of the Registrant such questions of fact, as I have deemed necessary or appropriate as to form a basis for rendering the opinion hereinafter expressed.

SunCoke Energy, Inc.

June 21, 2022

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, the authenticity of the originals of such copies, and the information contained in any such documents, either in original form or copy, is true, complete and correct.

In making my examination of documents executed by parties other than the Registrant, I have assumed that such parties had the power, corporate or otherwise, to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate or otherwise, and execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties. As to any facts material to the opinion expressed herein which were not independently established or verified, I have relied upon oral or written statements and representations of officers, trustees and other representatives of the Registrant, and others.

Based upon and subject to the foregoing, and to the other qualifications and limitations set forth herein, I am of the opinion that the Shares of Common Stock that may be issued by the Registrant pursuant to the Omnibus Plan will be validly issued, fully paid and non-assessable, assuming: (i) the Registration Statement has become effective; (ii) the Shares of Common Stock have been duly listed for trading on the New York Stock Exchange; (iii) the issuance and delivery thereof in accordance with the Omnibus Plan to the participants therein; (iv) the receipt of consideration therefor in accordance with the terms of the Omnibus Plan; (v) the resolutions of the Registrant’s Board of Directors related to the approval of the Omnibus Plan will not have been modified or rescinded; and (vi) there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or fully-paid status of the Common Stock.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. I am admitted to the practice of law in the State of Illinois and I do not express any opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware as currently in effect, and the federal law of the United States of America to the extent specifically referred to herein, and I have not considered, and express no opinion as to the effect of any other laws on the opinion stated herein.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to me in the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

I am providing this opinion letter solely in connection with the filing of the Registration Statement, and this opinion letter may not be relied upon in any other context. This opinion letter is being furnished solely for the benefit of, and reliance shall be limited to, the addressee hereof and the opinion expressed herein may not be furnished to or relied upon by any other person for any purpose, without my specific prior written consent.

SunCoke Energy, Inc.

June 21, 2022

This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion is given as of the date hereof and I assume no obligation and make no undertaking to update or supplement such opinion after the date hereof to reflect any facts or circumstances that thereafter may come to my attention or any changes that thereafter may occur.

Very truly yours,

/s/ John J. DiRocco, Jr.
John J. DiRocco Jr.